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                                                                    EXHIBIT 23.1
COOPERS
& LYBRAND (LOGO)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of the Burlington Resources Inc. Retirement Savings Plan (the "Plan") on Form S-8 (File No. 33-26024), as amended by an Appendix filed on September 26, 1989 and Amendment No. 1 to the Registration Statement filed on December 29, 1989, of our report dated June 13, 1994, on our audits of the financial statements and supplemental schedules of the Plan as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 11-K.





/s/ COOPERS & LYBRAND

COOPERS & LYBRAND



Houston, Texas
June 17, 1994